Exhibit 99.1

             Digital Recorders, Inc. Announces Fourth Quarter 2003
                       and Fiscal Year 2003 Final Results

    DALLAS--(BUSINESS WIRE)--xx--Digital Recorders, Inc. (DRI) (Nasdaq:TBUS), a market leader in transit, transportation and law enforcement digital communications and audio enhancement systems, announced today its results for fourth quarter 2003 and fiscal year 2003. Additionally, the Company provided comments on recent trading activity in its common stock.
    "As we preliminarily reported earlier this year, order slippages primarily in the U.S. caused a shortfall in fourth quarter 2003 and fiscal year 2003 revenues. For the fiscal year 2003, revenue was $44.0 million, or a 2.5 percent decline from fiscal year 2002. International operations achieved gains of about 21 percent period-over-period for fiscal year 2003; domestic operations posted approximately a 12 percent decline. The unexpected domestic sales decline primarily was attributable to orders that we could not finalize or, in some cases, could not ship before year-end. As previously announced, customer-directed delays and order changes caused shipment levels to drop significantly below prior expectations, and these delays accounted for much of the shortfall. A majority of the revenue shortfall, versus what we had planned to ship in fourth quarter 2003, has been rescheduled; we expect to ship those particular orders in the first half of fiscal year 2004. The fourth quarter 2003 revenue was $9.97 million, as compared to $13.04 million for the fourth quarter in fiscal year 2002. The shortfall in revenue, when combined with financing-related, non-cash charges, resulted in a fiscal year 2003 loss of $2.23 million, as compared to a loss of $366,503 in fiscal year 2002. Of this fiscal year 2003 loss, $702,626 is due to financing-related, non-cash charges," David L. Turney, the Company's Chairman, Chief Executive Officer, and President, said.
    With regard to the recent high daily trading volumes in the Company's common stock, Mr. Turney said the Company has not reported any news that would contribute to the activity. "Although we do not have any pending or unannounced events, this Company provides both systems and services to the U.S. and NATO security markets, and that may be the underlying reason for the recent interest in our stock. Additionally, we are in the surface transportation market where increased attention is being devoted to security issues. Our products provide vehicle location information, as well as passenger and fleet management information, to users and operators of surface transportation systems. Such information is vital to securing transit operations. Furthermore, the expected passage of new federal legislation appears likely to produce a significant increase in funding to surface transportation. We believe the Company is well positioned to take advantage of transportation- and security-related federal agencies' recent initiatives to focus additional attention and funding on mobility and security. However, it is not possible at this time to pinpoint when that may have a measurable impact on our financial results."
    The Company recently filed an amendment on Form 10-K/A with the Securities and Exchange Commission, amending its 2003 Annual Report on Form 10-K. The amendment includes certain portions of the annual report that were not included in the report filed on March 30, 2004, for which the Company had requested a two-week extension via Form 12b-25.

    Fourth Quarter 2003 Results

    For the quarter ended Dec. 31, 2003, revenues decreased to $9.97 million and the net loss was $2.34 million, or $0.59 per share, which is inclusive of a non-cash financing charge of $702,626, or $0.18 per share. This compares to revenues of $13.04 million and a net profit of $37,778, or $0.01 per share, for the same period in fiscal year 2002. These amounts are after preferred stock dividends of $73,735 in fourth quarter 2003, as compared to preferred stock dividends of $44,250 in fourth quarter 2002.
    Weighted-average shares outstanding for fourth quarter 2003 were 3,944,475, compared to 3,804,475 a year ago, an increase of 4 percent primarily as a result of previously announced equity placements.

    Fiscal Year 2003 Results

    For the 12 months ended Dec. 31, 2003, revenues were $44.02 million, compared to $45.13 million posted in fiscal year 2002. The fiscal year 2003 net loss was $2.23 million, or $0.58 per share, which is inclusive of a non-cash financing charge of $702,626, or $0.18 per share. This compares to a net loss of $366,503, or $0.10 per share, for the same period in fiscal year 2002. These amounts are after preferred stock dividends of $227,349 for fiscal year 2003, compared to preferred stock dividends of $177,000 in fiscal year 2002.
    Weighted-average shares outstanding for the fiscal year ending Dec. 31, 2003 were 3,873,133, compared to 3,746,119 a year ago, an increase of 3 percent primarily as a result of previously announced equity placements.
    At Dec. 31, 2003, the Company had $2.3 million in working capital and $11.2 million in shareholders' equity. This compares to $2.3 million in working capital and $5.8 million in shareholders' equity at Dec. 31, 2002.

    News Highlights and Updates

    Following are some of the Company's more significant news highlights, as well as updates (where appropriate). For the convenience of investors, they are listed in chronological order from the most current event announced today to the least current event reported in January 2003.

    -- The Digital Audio Corporation (DAC) business unit experienced a sharp increase in demand for its specialized customer training classes in first quarter 2004. Law enforcement market customers attend these classes to learn about DAC's digital forensics technology. The next class in April 2004 is completely filled, and the October 2004 class is building a waiting list and also is expected to be at capacity. Further, a pending new class for advanced DAC product users also is attracting strong interest. The Company believes this suggests increased security market focus on its digital forensics products and other technologies that support law enforcement officials in the detection and apprehension of criminal and terrorist elements.

    -- DRI Board of Directors Lead Independent Director John D. Higgins announced that the Company's Board of Directors has approved a Corporate Governance and Nominating Committee proposal to seek the election of Nuria I. Fernandez to the Company's Board of Directors at the Company's Annual Meeting in May 2004. If elected as a director by the Company's shareholders, Ms. Fernandez would serve a three-year term expiring in 2007. Ms. Fernandez has more than 20 years' transit industry experience and currently serves as Senior Vice President of Business Development at Earth Tech, an engineering consulting firm headquartered in Long Beach, Calif. From 1997 to 2001, Ms. Fernandez was Deputy Administrator and Acting Administrator at the Federal Transit Administration, U.S. Department of Transportation, in Washington, D.C., and has held various management positions at the Washington Metropolitan Area Transit Authority and the Chicago Transit Authority. Ms. Fernandez received a Bachelor of Science degree in Civil Engineering from Bradley University and a Master of Science degree in Business Administration from Roosevelt University.

    -- The Company recently received orders totaling more than $2.98 million for TwinVision(R) electronic destination sign systems
        (EDSS) and more than $1.77 million for its DR-Talking Bus(R) voice announcement systems. These orders should be delivered in the first half of fiscal year 2004.

    -- On March 3, 2004, the Company announced that Donald Tunstall had assumed DAC's leadership position as Vice President and General Manager. DAC also recently relocated to facilities near the Company's domestic transportation communications segment operations in Research Triangle Park, N.C.

    -- On Nov. 11, 2003, the Company announced it had secured a new $10 million asset-based financing agreement for domestic operations with LaSalle Business Credit, LLC, of Chicago, and raised an additional $3.29 million through private placements of Series E and Series F Convertible Preferred stock. UPDATE:
        Upon subsequent review, certain aspects of the Series F Convertible Preferred stock were found to potentially be inconsistent with Nasdaq Stock Market(R) rules. In order to comply with those rules, while still giving effect to the original intent and goals of the parties, the Series F Convertible Preferred stock was reformed by: (1) eliminating the attached warrants; (2) adding a 3 percent dividend provision payable in additional shares of Series F stock; (3) eliminating provisions for potential downward adjustments in conversion price; and (4) lowering the conversion price from $2.35 to $2.00. The net effect of the decrease in the conversion price (which increased the number of common shares issuable upon conversion) and the elimination of the 319,149 warrant shares was a reduction in potential dilution as of the date of the reformation from 957,447 common shares to 750,000 common shares, or a reduction of 22 percent. Additional details are available on Form 8-K filed with the Securities and Exchange Commission on April 14, 2004.

    -- On Sept. 17, 2003, the Company announced that, through its Digital Recorders (DR) division, it had signed a three-year Teaming Agreement with GE Transportation Systems Global Signaling, LLC (GETSGS). With this Teaming Agreement, the Company and GETSGS will work together to deliver advanced technology systems integration projects.

    -- On Sept. 10, 2003, the Company announced that recent appropriation actions involving more than $7 billion by both the U.S. Senate and House include increased funding to programs directly related to the Company's served domestic markets. UPDATE: Upon the expiration of the "Transportation Equity Act for the 21st Century" (TEA-21) legislation, the federal program has continued to operate through a series of Continuing Resolutions. New authorizing legislation has been advanced by both the U.S. Senate and the U.S. House of Representatives, and negotiations to find a compromise acceptable in Congress are underway at this time. Indications are that the new legislation will provide a substantial increase in funding to transit programs key to the Company's business activities. The probable completion date for the legislation remains uncertain at this time. However, the Company's senior management is of the opinion that the Continuing Resolutions will support continued operations in the transit industry and markets at essentially the same level as 2003. Further, the Company's senior management believes that passage of new legislation is likely to occur in 2004 at levels exceeding the funding levels of the prior legislation, TEA-21, which had provided approximately $38 billion over a six-year period.

    -- On Aug. 20, 2003, the Company announced its TwinVision na, Inc. (TVna) business unit had received more than $1.18 million in orders for TwinVision(R) EDSS from existing customers.

    -- On Aug. 7, 2003, the Company announced its DR division received a notice of pending award that was expected to lead to a significant order for computer-aided dispatch automatic vehicle location (CAD-AVL) systems from the Riverside Transit Agency in Riverside, Calif. UPDATE: The Company now reports this order failed to materialize as planned because of decisions made by the customer that were adverse to the project proceeding as anticipated. Initially, this was partially due to difficulties encountered by the Company in securing the required performance bond. However, that issue was ultimately resolved in a timely manner and the Company secured a surety line capacity of more than twice that required for the project. However, notwithstanding the Company's ability to deliver as required in all respects, the customer subsequently decided to halt finalizing and awarding the contract to the Company, citing preference for an alternative procurement yet to be revealed. The Company had commenced performance on the contract to accommodate a special request made by the customer, but was forced to rescind that action in response to the customer's unexpected actions. As such, the Company removed those limited deliveries, involving approximately $400,000 in revenues, from fourth quarter 2003 results.

    -- On Aug. 5, 2003, the Company announced that two new law enforcement products became available for sale to core law enforcement, intelligence, military, and security markets through its DAC business unit.

    -- In June 2003, the Company announced it had commenced placement of a new Series E convertible preferred stock having a $3 conversion and 7 percent dividend feature. UPDATE:
        Approximately $2.1 million has been placed.

    -- In June 2003, the Company announced it had reached an agreement to extend the due date of an approximately $2.1 million promissory note related to the June 2001 acquisition of Mobitec AB from June 2004 to June 2005, as well as conversion of $350,000 of the note balance to common stock and application of re-payment installments starting in July 2004.

    -- On June 4, 2003, the Company announced that its TVna business unit had received more than $1.13 million in TwinVision(R) EDSS orders from existing customers.

    -- On May 20, 2003, the Company announced that management had signed and implemented a Memorandum of Understanding for purposes of a strategic alliance to share certain proprietary information display and communications technologies with Vossloh Information Technologies Karlsfeld GmbH, a Germany-based corporation.

    -- On May 15, 2003, the Company announced that its TVna business unit had received more than $1 million in TwinVision(R) EDSS orders from existing customers.

    -- On March 6, 2003, the Company announced that shareholders of its non-publicly traded AAA Preferred Stock approved a change to the Articles of Incorporation to remove the mandatory redemption date, which would have been in December 2003, during a Special Meeting of the AAA Preferred Stock Shareholders. The change, which allowed a significant balance sheet enhancement, was the only change to the Articles of Incorporation approved at the meeting.

    -- On March 3, 2003, the Company announced the celebration of its 20th anniversary as an incorporated entity, proving it has shown staying power in a complicated market in both difficult and good times by delivering wave-after-wave of innovative products.

    -- On Feb. 19, 2003, the Company announced its TVna business unit received more than $1.3 million in TwinVision(R) EDSS orders from existing customers.

    -- On Jan. 30, 2003, the Company announced a $278,000-plus order for its DAC business unit's newly released SR-200 Solid-State Recorder Kit -- designed specifically for law enforcement and security covert applications -- was received from the U.S. government.

    Fiscal Year 2004 Outlook

    "As I've said in the past, the basic nature of our business makes meaningful quarterly financial guidance very difficult. We have a business that has a high percentage of larger size contracts and orders. This is in an environment that provides only a limited set of order opportunities at any point in time. Further, shifts in required delivery dates not only cause delays in revenue recognition, but also impact scheduling of production and often make it difficult to predict when the delayed revenue ultimately will be received. These disruptions very often occur with little or no warning, often are not timed such that we can replace or offset these delays, and frequently are such that recovery may not be possible in immediately ensuing periods," Mr. Turney said.
    "Therefore, in fiscal year 2004, we will move to a different approach in giving financial guidance. Instead of providing specific period-to-period estimates, we will begin focusing on our longer-term trends, plans, actions, and events that are materially important. In that context, our outlook for the next 12 months to 18 months indicates top-line growth into the $55 million to $60 million annualized revenue range without including any possible significant corporate acquisitions. On that revenue range, we would expect to report a profit for fiscal year 2004 before considering any non-cash financing charges should any materialize related to further financing activities of the Company. Supporting that outlook is an array of new products and new served markets, most of which we launched in fiscal year 2003, and that are now part of our on-going business. Additionally, we can preliminarily report that first quarter 2004 revenues exceeded that of the same quarter last year."
    Through several specific actions, Mr. Turney also said the Company now has achieved period-over-period product and operating expense reductions that could potentially result in approximately $1.4 million of annualized cost savings in fiscal year 2004.
    "As the year unfolds, we will be offering insight for investors into the results materializing from the array of new products, new served markets, and profit improvement initiatives. We believe this will give a more balanced long-term perspective for investors from which they can judge the Company," Mr. Turney said.

    Shareholders' Conference Call

    The Company's senior management will discuss fourth quarter 2003 and fiscal year 2003 earnings results, as well as the fiscal year 2004 outlook, during an investors' conference call on Friday, April 16, 2004, at 11:30 a.m. (Eastern).
    To listen to, and participate in, the live questions-and-answers exchange, call one of the following telephone numbers at least five minutes prior to the start time: Domestic, 888-858-4066; or International, 973-935-2404. For the convenience of investors, telephone replay will be available through Friday, April 30, 2004, via the following telephone numbers: Domestic, 877-519-4471 (Code No. 4673142); or International, 973-341-3080 (Code No. 4673142).
    To participate via webcast, go to
http://www.viavid.net/detailpage.aspx?sid=00001A50. For the convenience of investors, the webcast will be archived for six months.

    Annual Meeting of Shareholders

    The Annual Meeting of Shareholders will be held Wednesday, May 26, 2004, at 10 a.m. (Eastern) at the Radisson Governor's Inn located at Interstate 40 at Davis Drive (Exit 280) in Research Triangle Park, N.C. Shareholders of record at the close of business on Thursday, April 8, 2004, are entitled to receive notice of, and to vote at, the Annual Meeting and any adjournment thereof.

    About the Company

    Digital Recorders, Inc. is a market leader in transit, transportation and law enforcement digital communications and audio enhancement systems using proprietary software applications. Our products improve the flow and mobility of people through transportation infrastructure, as well as enhance law enforcement agencies' surveillance capabilities. Our transit communications products -- TwinVision(R) and Mobitec route destination signage systems, Talking Bus(R) voice announcement systems, and Internet-based, automatic vehicle monitoring systems -- enhance public transportation around the globe. Our electronic surveillance tools, including microphone amplifiers and processors, countermeasures devices, speech activity detectors, and radio/television noise cancellers, help law-enforcement agencies worldwide capture, arrest and prosecute criminals. For more information about DRI and its operations worldwide, go to www.digrec.com.

    Forward-Looking Statements

    This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, any statement, express or implied, concerning future events or expectations is a forward looking statement. Use of words such as "expect," "fully expect," "expected," "appears," "believe," "plan," "anticipate," "would," "goal," "potential," "potentially," "range," "pursuit," "run rate," "stronger," "preliminarily," etc., is intended to identify forward-looking statements that are subject to risks and uncertainties, including those described below. There can be no assurance that any expectation, express or implied, in a forward-looking statement will prove correct or that the contemplated event or result will occur as anticipated. The risks associated with forward-looking statements include, but are not limited to, product demand and market acceptance risks, the impact of competitive products and pricing, the effects of economic conditions and trade, legal, social and economic risks, such as import, licensing and trade restrictions, the results of implementing the Company's business plan, and the impact on the Company of its relationships with its lenders and creditors. Refer to the Company's various Securities and Exchange Commission filings, such as its Forms 10-Q and 10-K, for further information about forward-looking statements and the risks associated with our business.



               DIGITAL RECORDERS, INC. AND SUBSIDIARIES
                    CONSOLIDATED  BALANCE  SHEETS
                      DECEMBER 31, 2003 AND 2002

ASSETS                                           2003         2002
--------------------------------------------  -----------  -----------
Current Assets
  Cash and cash equivalents                  $   970,222  $   504,758
  Trade accounts receivable, less allowance
   for doubtful accounts of $115,142 and
   $146,066 at December 31, 2003 and 2002,
   respectively                                6,974,914   10,137,955
  Other receivables                              379,369      251,454
  Inventories                                  9,797,610    8,830,522
  Prepaids and other current assets              555,068      452,882
                                              -----------  -----------
    Total current assets                      18,677,183   20,177,571
                                              -----------  -----------

Property and equipment, less accumulated
 depreciation of $2,351,651 and $1,459,953
 at December 31, 2003 and 2002, respectively   2,434,589    1,572,259
Goodwill, less accumulated amortization of
 $1,144,248 and $1,066,643 at December 31,
 2003 and 2002, respectively                  10,666,113    8,960,396
Intangible assets, less accumulated
 amortization of $598,484 and $362,922 at
 December 31, 2003 and 2002, respectively      1,527,292    1,392,533
Deferred tax assets                              840,585      865,663
Other assets                                     406,134      414,764
                                              -----------  -----------
    TOTAL ASSETS                             $34,551,896  $33,383,186
                                              ===========  ===========

LIABILITIES  AND  STOCKHOLDERS'  EQUITY
--------------------------------------------
Current Liabilities
  Lines of credit                            $ 5,983,051  $ 7,503,791
  Current maturities of long-term debt         1,249,110      763,360
  Accounts payable                             6,456,870    6,339,537
  Accounts payable, related party                     --      859,425
  Accrued expenses                             2,334,050    2,162,309
  Deferred tax liabilities                       193,918      138,695
  Preferred stock dividends payable              117,983       88,500
                                              -----------  -----------
    Total current liabilities                 16,334,982   17,855,617
                                              -----------  -----------

Long-term debt and other obligations, less
 current maturities                            6,647,052    7,737,940
                                              -----------  -----------

Series AAA Redeemable, Convertible,
 Nonvoting Preferred Stock, $.10 par value,
 Liquidation Preference of $5,000 per
 share; 20,000 shares authorized; 354
 shares issued and outstanding at December
 31, 2002                                             --    1,770,000

Minority interest in consolidated subsidiary     338,199      267,566
                                              -----------  -----------

Commitments and contingencies

Stockholders' Equity
  Series E Redeemable, Nonvoting,
   Convertible Preferred Stock, $.10 par
   value, Liquidation Preference of $5,000
   per share; 500 shares authorized; 363 and
   zero shares issued and outstanding at
   December 31, 2003 and December 31, 2002,
   respectively                                1,440,295           --
  Series F Convertible Preferred Stock, $.10
   par value, Liquidation Preference of
   $5,000 per share; 300 shares authorized;
   300 and zero shares issued and outstanding
   at December 31, 2003 and December 31,
   2002, respectively                          1,500,000           --
  Series AAA Redeemable, Nonvoting Preferred
   Stock, $.10 par value, Liquidation
   Preference of $5,000 per share; 20,000
   shares authorized; 354 shares issued and
   outstanding at December 31, 2003;
   redeemable at the discretion of the
   Company                                     1,770,000           --
  Common stock, $.10 par value, 25,000,000
   and 10,000,000 shares authorized;
   3,944,475 and 3,804,475 shares issued and
   outstanding at December 31, 2003 and
   December 31, 2002 , respectively              394,447      380,447
  Additional paid-in capital                  13,259,542   12,349,726
  Accumulated other comprehensive income -
   foreign currency translation                2,271,823      421,175
  Accumulated deficit                         (9,404,444)  (7,399,285)
                                              -----------  -----------
    Total stockholders' equity                11,231,663    5,752,063
                                              -----------  -----------
    TOTAL LIABILITIES AND STOCKHOLDERS'
     EQUITY                                  $34,551,896  $33,383,186
                                              ===========  ===========



               DIGITAL RECORDERS, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF OPERATIONS
   FOR THE THREE MONTHS AND YEARS ENDED DECEMBER 31, 2003 AND 2002

                      THREE MONTHS ENDED            YEAR ENDED
                         DECEMBER 31,              DECEMBER 31,
                      2003         2002         2003         2002
                   ------------ ------------ ------------ ------------

Net sales          $ 9,975,728  $13,035,873  $44,026,242  $45,137,986
Cost of sales        6,426,607    8,260,109   26,776,030   28,862,992
                    -----------  -----------  -----------  -----------
  Gross profit       3,549,121    4,775,764   17,250,212   16,274,994
                    -----------  -----------  -----------  -----------

Operating expenses:
  Selling, general
   and
   administrative    4,622,136    3,797,847   15,613,175   13,058,348
  Research and
   development         634,247      742,909    2,057,312    2,492,428
                    -----------  -----------  -----------  -----------
    Total
     operating
     expenses        5,256,383    4,540,756   17,670,487   15,550,776
                    -----------  -----------  -----------  -----------

  Operating income  (1,707,262)     235,008     (420,275)     724,218
                    -----------  -----------  -----------  -----------

Other income
 (expense)              31,728       69,912       90,704       28,840
Foreign currency
 translation gain      111,683       60,121      322,493      309,456
Interest expense,
 net                  (260,294)    (290,606)  (1,093,293)  (1,150,962)
                    -----------  -----------  -----------  -----------
    Total other
     expense and
     interest
     expense          (116,883)    (160,573)    (680,096)    (812,666)
                    -----------  -----------  -----------  -----------

  Income (loss)
   before income
   tax benefit
   (expense)        (1,824,145)      74,435   (1,100,371)     (88,448)

Income tax benefit
 (expense)             262,683       12,341     (109,610)     (42,148)
                    -----------  -----------  -----------  -----------

  Income (loss)
   before minority
   interest in
   income of
   consolidated
   subsidiary       (1,561,462)      86,776   (1,209,981)    (130,596)

Minority interest
 in income of
 consolidated
 subsidiary             (3,407)      (4,748)     (92,552)     (58,907)
                    -----------  -----------  -----------  -----------

  Net income
   (loss)           (1,564,869)      82,028   (1,302,533)    (189,503)

Returns to
 preferred
 shareholders:
  Beneficial
   conversion
   charge             (702,626)          --     (702,626)          --
  Stock dividend
   requirements        (73,735)     (44,250)    (227,349)    (177,000)
                    -----------  -----------  -----------  -----------

  Net income
   (loss)
   applicable to
   common
   shareholders    $(2,341,230) $    37,778  $(2,232,508) $  (366,503)
                    ===========  ===========  ===========  ===========

Earnings per
 share:
  Net income
   (loss) per
   share:
    Basic          $     (0.59) $      0.01  $     (0.58) $     (0.10)
                    ===========  ===========  ===========  ===========
    Diluted        $     (0.59) $      0.01  $     (0.58) $     (0.10)
                    ===========  ===========  ===========  ===========

  Weighted average
   number of
   common shares
   and common
   equivalent
   shares
   outstanding:
    Basic            3,944,475    3,804,475    3,873,133    3,746,119
                    ===========  ===========  ===========  ===========
    Diluted          3,944,475    3,804,475    3,873,133    3,746,119
                    ===========  ===========  ===========  ===========

    CONTACT: Digital Recorders, Inc.
             Veronica B. Marks, 214-378-4776
             Fax: 214-378-8437
             veronicam@digrec.com